Exhibit 4.3
ALLIED WORLD ASSURANCE COMPANY HOLDINGS, AG
THIRD AMENDED AND RESTATED
LONG-TERM INCENTIVE PLAN
     1. Purpose.
     The purpose of the Plan is to attract, retain and motivate Key Employees in order to promote the long-term growth and profitability of the Company. The Plan provides long-term incentives, contingent upon meeting Performance Goals, to Key Employees who make substantial contributions to the Company Group.
     2. Definitions.
     (a) “Board” shall mean the Board of Directors of the Company.
     (b) “Committee” shall mean the Compensation Committee of the Board; provided, however, if at any time during the term of the Plan the Compensation Committee is not comprised of any members, the full Board shall be deemed to be the Committee hereunder until such time that the Compensation Committee of the Board has at least one member.
     (c) “Company” shall mean Allied World Assurance Company Holdings, AG, a Swiss corporation.
     (d) “Company Group” shall mean the Company, together with its subsidiaries.
     (e) “Disability” shall mean, in the absence of any employment agreement between a Key Employee and the Company otherwise defining Disability, any physical or mental disability or infirmity that prevents the performance of a Key Employee’s employment duties for a period of (i) ninety (90) consecutive days or (ii) one hundred twenty (120) non-consecutive days during any twelve (12) month period. Any question as to the existence, extent or potentiality of a Key Employee’s Disability upon which the Key Employee and the Company cannot agree shall be determined by a qualified, independent physician selected by the Company and approved by the Key Employee (which approval shall not be unreasonably withheld). In the event there is an employment agreement between a Key Employee and the Company defining Disability, “Disability” shall have the meaning provided in such agreement.
     (f) “Fair Market Value” means, with respect to a Registered Share on any day, the fair market value as determined in accordance with a valuation methodology approved by the Committee and consistent with the requirements of Section 409A of the U.S. Internal Revenue Code of 1986, as amended, or if there is a public market for the shares on such date, (i) the methodology as determined by the Committee in its sole and absolute discretion, or (ii) if the Committee has not set forth a pricing methodology, the closing price of the Registered Shares on such stock exchange on which the shares are principally trading on the date in question, or, if there were no sales on such date, on the closest preceding date on which there were sales of shares.

     (g) “Key Employee” shall mean any employee of the Company Group selected by the Committee for participation in the Plan.
     (h) “LTIP Award” shall mean, with respect to any Key Employee and as to any Performance Period, the number of Registered Shares equal to such Key Employee’s Target LTIP Award multiplied by the Performance Period Percentage for such Performance Period.
     (i) “Performance Criteria” shall mean one or more of the following performance metrics: (i) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) earnings per share; (v) book value per share; (vi) return on shareholders’ equity; (vii) return on investment; (viii) stock price; (ix) improvements in capital structure; (x) revenue or sales; and (xi) total return to shareholders.
     (j) “Performance Goals” shall mean, with respect to a Performance Period, the attainment of the Selected Performance Criteria over such Performance Period.
     (k) “Performance Period” shall mean, with respect to an LTIP Award, the three (3) consecutive fiscal year period to which the LTIP Award relates, or such other period as determined by the Committee in its sole discretion.
     (l) “Performance Period Percentage” shall mean, unless otherwise determined by the Committee, for any Performance Period, a percentage determined as a function of percentage achievement of the Performance Goals applicable to such Performance Period, as follows:

Percentage Achievement of
Performance Goals	Performance Period Percentage
Less than 80%	0%
80%	50%
100%	100%
120% or greater	150%
To the extent the percentage achievement of Performance Goals falls between any level set forth on the table above, the Performance Period Percentage shall be the Performance Period Percentage for the percentage achievement level immediately below that actually obtained plus 2.50% for each whole percentage achievement in excess of such stated level (e.g., at 90% achievement of Performance Goals, the Performance Period Percentage will equal 50% plus 25%, or 75%).
     (m) “Plan” shall mean the Company’s Third Amended and Restated Long-Term Incentive Plan.
     (n) “Registered Shares” shall mean the registered shares of the Company, and such other securities as may be substituted for Registered Shares pursuant to Section 6 hereof.
     (o) “Securities Act” means the Securities Act of 1933, as amended from time to time, including rules thereunder and successor provisions and rules thereto.

     (p) “Selected Performance Criteria” shall mean, with respect to a Performance Period, the Performance Criteria that is selected to measure the performance of the Company over such Performance Period.
     (q) “Target LTIP Award” shall mean, as to a Key Employee, the number of Registered Shares, as determined by the Committee in its sole discretion, which would be issuable to such Key Employee upon 100% achievement of applicable Performance Goals.
     3. Registered Shares Available Under the Plan.
     (a) Number of Registered Shares Available for Delivery. Subject to adjustment as provided in Section 6 hereof, the total number of Registered Shares reserved and available for delivery in connection with LTIP Awards under the Plan shall be 2,000,000 Registered Shares delivered under the Plan shall consist of authorized and unissued shares or previously issued Registered Shares reacquired by the Company on the open market or by private purchase.
     (b) Share Counting Rules. The Committee may adopt reasonable counting procedures to ensure appropriate counting. To the extent that an LTIP Award expires or is canceled, forfeited, or otherwise terminated or concluded (including via cash settlement) without a delivery to the Key Employee of the full number of shares to which the LTIP Award related, the undelivered shares will again be available for grant. Registered Shares withheld in payment of taxes relating to an LTIP Award and shares equal to the number surrendered in payment of any taxes relating to an LTIP Award shall be deemed to constitute shares not delivered to the Key Employee and shall be deemed to again be available for LTIP Awards under the Plan.
     4. LTIP Awards.
     (a) Grant of Awards. With respect to each Performance Period, the Committee shall communicate to each Key Employee the Target LTIP Award applicable to such Performance Period.
     (b) Determination of Performance Percentage. As soon as practicable following the end of a Performance Period, the Committee shall determine the Performance Period Percentage applicable to such Performance Period. The determination of the Committee of the Performance Period Percentage shall be final, binding and conclusive for all purposes under the Plan and on all Key Employees.
     (c) Time and Form of Payment. LTIP Awards in respect of any Performance Period shall be settled in Registered Shares, cash (based on the Fair Market Value of the Registered Shares underlying your LTIP Award, determined as of the date on which the Performance Period Percentage is determined by the Committee, pursuant to subsection (b) above), or any combination thereof, as determined by the Committee in its sole discretion, as soon as practicable following the Committee’s determination of the Performance Period Percentage as described in subsection (b) above. Except as provided for in subsection (d) below, or unless otherwise determined by the Committee, no Key Employee shall receive an LTIP Award unless employed by the Company Group on the settlement date of such LTIP Award.

     (d) Termination of Employment due to Death or Disability. In the event that a Key Employee’s employment is terminated due to his death or Disability at any time prior to the end of a Performance Period, the Key Employee or his estate or his beneficiaries, as the case may be, shall be entitled to (i) 25% of the Target LTIP Award, if such termination occurs during the first (1st) fiscal year of the Performance Period, (ii) 50% of the Target LTIP Award, if such termination occurs during the second (2nd) fiscal year of the Performance Period, or (iii) 75% of the Target LTIP Award, if such termination occurs during the third (3rd) fiscal year of the Performance Period. The Target LTIP Award payable under this subsection (d) shall be settled in Registered Shares and cash, as applicable, or any combination thereof, as determined by the Committee in its sole discretion, as soon as practicable following the Key Employee’s termination of employment due to death or Disability, as the case may be, but in no event later than March 15 of the fiscal year immediately following the year in which such termination occurred.
     (e) Transferability of LTIP Awards. An LTIP Award shall not be transferable except by will or by the laws of descent and distribution.
     5. Administration.
     (a) The Plan shall be administered by the Committee. The Committee shall have the authority in its sole discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to grant LTIP Awards; to determine the persons to whom and the time or times at which LTIP Awards shall be granted; to determine the terms, conditions, restrictions and performance criteria relating to any LTIP Awards; to make adjustments in the Performance Goals in response to changes in applicable laws, regulations, accounting principles, or for any other reason which the Committee determines, in its sole discretion and acting in good faith, otherwise warrants equitable adjustment; to construe and interpret the Plan; to prescribe, amend and rescind rules and regulations relating to the Plan; and to make all other determinations deemed necessary or advisable for the administration of the Plan.
     (b) All decisions, determinations and interpretations of the Committee shall be final and binding on all persons, including the Company, the Key Employee (or any person claiming any rights under the Plan from or through any Key Employee) and any shareholder.
     (c) No member of the Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any LTIP Award granted hereunder.
     6. Adjustment for Recapitalization.
     The aggregate number of Registered Shares which may be granted or purchased pursuant to LTIP Awards granted hereunder, the number of Registered Shares covered by each outstanding LTIP Award, and the price per share thereof in each such LTIP Award shall be equitably and proportionally adjusted or substituted, as determined by the Committee in good faith and in its sole discretion, as to the number, price or kind of a Registered Share or other consideration subject to such LTIP Awards or as otherwise determined by the Committee in good faith to be fair and equitable (i) in the event of changes in the outstanding Registered Shares or in the capital structure of the Company by reason of share dividends, share splits, reverse share splits, recapitalizations, reorganizations, mergers, consolidations, combinations, exchanges, or other relevant changes in capitalization occurring after the date of grant of any such LTIP Award; (ii) in the event of any change in applicable laws or any change in circumstances which results in or would result in any substantial dilution or enlargement of the rights granted to, or available for, Key Employees participating in the Plan; or (iii) for any other reason which the Committee determines, in its sole discretion and acting in good faith, to otherwise warrant equitable adjustment.
     7. General Provisions.
     (a) Compliance with Legal Requirements. The Plan, the granting of LTIP Awards and the other obligations of the Company under the Plan shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.
     (b) Compliance with Laws. The obligation of the Company to settle LTIP Awards in Registered Shares and/or cash shall be subject to all applicable laws, rules and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any LTIP Award to the contrary, the Company shall be under no obligation to offer to sell or to sell and shall be prohibited from offering to sell or selling any Registered Shares pursuant to an LTIP Award unless such shares have been properly registered for sale pursuant to the Securities Act with the Securities and Exchange Commission or unless the Company has received an opinion of counsel, satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale or resale under the Securities Act any of the Registered Shares to be offered or sold under the Plan or any Registered Shares issued upon exercise or settlement of LTIP Awards. If the Registered Shares offered for sale or sold under the Plan are offered or sold pursuant to an exemption from registration under the Securities Act, the Company may restrict the transfer of such shares and may legend the stock certificates representing such shares in such manner as it deems advisable to ensure the availability of any such exemption.
     (c) No Right to Continued Employment. Nothing in the Plan shall confer upon any Key Employee the right to continue in the employ of the Company Group or to be entitled to any remuneration or benefits not set forth in the Plan or to interfere with or limit in any way the right of any member of the Company Group to terminate such Key Employee’s employment.
     (d) Rights and Privileges as a Shareholder. Except as otherwise specifically provided in the Plan, no person shall be entitled to the rights and privileges of Registered Share ownership in respect of Registered Shares which are subject to LTIP Awards hereunder until such shares have been issued to that person.

     (e) Withholding Obligations. The settlement of any LTIP Award shall be subject to withholding for all federal, state and local income and other taxes of any kind required or permitted to be withheld in connection with such settlement. The Committee, in its discretion, may permit Registered Shares to be used to satisfy tax withholding requirements and such shares shall be valued at their Fair Market Value as of the settlement date of the LTIP Award; provided, however, that the aggregate Fair Market Value of the number of Registered Shares that may be used to satisfy tax withholding requirements may not exceed the minimum statutory required withholding amount with respect to such LTIP Award.
     (f) Amendment and Termination of the Plan. Subject to Section 7(a) hereof, the Board may at any time and from time to time alter, amend, suspend or terminate the Plan in whole or in part. No LTIP Awards may be granted under the Plan while the Plan is suspended or after it is terminated.
     (g) Key Employee Rights. Nothing in the Plan shall give any Key Employee any claim to be granted any LTIP Award under the Plan, and there is no obligation for uniformity of treatment among Key Employees.
     (h) Funding. No provision of the Plan shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Key Employees shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees under general law.
     (i) Titles and Headings. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.
     (j) Governing Law. The Plan and the rights of all persons claiming hereunder shall be construed and determined in accordance with the laws of the State of New York without giving effect to the choice of law principles thereof.
     (k) Effective Date. The Plan shall first be effective with respect to the 2006 fiscal year.